UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
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Health Grades, Inc.

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HEALTH GRADES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
     It is my pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of Health Grades, Inc., to be held at our corporate headquarters, 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401, on Wednesday, June 24, 2009 at 9:00 a.m. local time. The meeting will be held for the following purposes:
1.	To elect five directors; and

2.	To act upon such other matters as may properly come before the meeting.
     Holders of record of our common stock at the close of business on April 27, 2009 are entitled to receive this notice and to vote at the meeting or any adjournment thereof.
     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

Allen Dodge
Executive Vice President, Chief Financial Officer and Secretary
April 30, 2009

HEALTH GRADES, INC.
500 Golden Ridge Road
Suite 100
Golden, Colorado 80401
PROXY STATEMENT
     This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2009 Annual Meeting of Stockholders to be held at our corporate headquarters, 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401, on Wednesday, June 24, 2009 at 9:00 a.m. local time. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about May 6, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 24, 2009.
This proxy statement and the Annual Report are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08886.
     At the annual meeting, holders of our common stock will vote upon the election of five directors to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified.
     Our Board of Directors has fixed the close of business on April 27, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. You may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 29,351,617 shares of common stock were issued and outstanding.
     If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choice by marking the appropriate box on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted “FOR” the persons identified in this proxy statement as nominees for election to the Board of Directors. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary at 500 Golden Ridge Road, Suite 100, Golden, CO 80401, executing a later-dated proxy or voting by ballot at the meeting.
     The holders of a majority of our common stock entitled to vote generally in the election of directors, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
     Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from nominees will have no effect on their election. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against such other matters, and a broker “non-vote” generally is not counted for purposes of approving these matters and will not affect the vote taken.
     The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.
Ownership of Our Common Stock by Certain Persons
     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 27, 2009 by (i) each person known to us to own beneficially more than five percent of our common stock, (ii) each of our named executive officers, (iii) each director and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned	Shares (1)

FMR LLC (2)	3,650,272	12.4%
Janus Capital Management LLC (3)	1,809,770	6.2%
Kerry R. Hicks (4)	4,618,641	14.8%
David G. Hicks (5)	1,683,751	5.6%
Sarah Loughran (6)	1,637,467	5.6%
Allen Dodge (7)	811,794	2.7%
Steven Wood (8)	113,750	*
Leslie S. Matthews, M.D.	122,379	*
John Quattrone (9)	163,416	*
Mary Boland	34,416	*
Mats Wahlström	20,000	*
All directors and executive officers as a group (9 persons) (10)	9,205,614	27.9%

*	Less than one percent.

(1)	Applicable percentage of ownership is based on 29,351,617 shares of common stock outstanding on April 27, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and means that the holder has voting or investment power with respect to the subject securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 27, 2009 (unless otherwise noted) are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Unless otherwise provided, the address of all stockholders is 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

(2)	FMR LLC has sole dispositive power with respect to 3,650,272 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment advisor, beneficially owns 3,650,272 of these shares as a result of acting as an investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the funds each has sole power to dispose of 3,650,272 shares owned by the Funds. The address of each of Fidelity Management & Research Company, FMR LLC, Fidelity Management Trust Company and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The information in this note is based solely on a Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC and Edward C. Johnson 3d.

(3)	This information is based solely upon a Schedule 13G/A filed with the SEC on February 17, 2009 by Janus Capital Management LLC (“Janus Capital”) and its affiliate, Janus Venture Fund. Janus Capital provides investment advice to Janus Venture Fund, an investment company registered under the Investment Act of 1940. Shares beneficially owned include 1,640,185 shares held by Janus Venture Fund and shares held by INTECH Investment Management (“INTECH”) and Perkins, Wolf, McDonnell and Company (“Perkins Wolf”). Both Enhanced and Perkins Wolf are directly owned by Janus Capital. The address for Janus Capital and Janus Venture Fund is 151 Detroit Street, Denver, Colorado 80206.

(4)	Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children’s Trust and 1,814,823 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(5)	Includes 924,940 shares underlying stock options.

(6)	Includes 116,369 shares underlying stock options.

(7)	Includes 595,500 shares underlying stock options.

(8)	Includes 20,150 shares held by The Wood Family Trust.

(9)	Includes 150,000 shares underlying stock options.

(10)	Includes 3,631,282 shares underlying stock options.

ELECTION OF DIRECTORS
     At the annual meeting, five directors will be elected to hold office until the annual meeting of stockholders in 2010 or until their successors have been duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the nominees listed below. All of the nominees are current members of the Board of Directors.
     If, at the time of the annual meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board of Directors is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.
     Information concerning the nominees for election as directors is set forth below:
Kerry R. Hicks, age 49, one of our founders, has served as our Chief Executive Officer and has been a director since our inception in 1995. He also served as our President from our inception until November 1999 and currently serves as our President since June 2001.
Mats Wahlström, age 54, has served as one of our directors since March 2009. Mr. Wahlström is co-CEO of Fresenius Medical Care North America and President and CEO of Fresenius Medical Services, which operates more than 1,700 dialysis clinics in the U.S. Mr. Wahlström has 25 years of experience in the healthcare field and 23 years of experience in the renal field. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President and CEO of Gambro U.S. as well as CFO of the Gambro Group.
Mary Boland, age 51, has served as one of our directors since June 2006. Ms. Boland has served as Senior Vice President, Finance and Distribution — The Americas at Levi Strauss & Company, one of the world’s largest brand-name apparel companies, since November 2007; Senior Vice President, Finance and Distribution — North America since November 2006; and served as Vice President and Chief Financial Officer of Levi Strauss & Company North America from March 2006 to November 2006. Ms. Boland served as Vice President and Chief Financial Officer of General Motors North America, a company involved in worldwide development, production and marketing of cars, trucks and parts, from December 2003 to February 2006.
Leslie S. Matthews, M.D., age 57, has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, a physician orthopaedic practice providing a comprehensive range of services, and since 1992, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital.
John Quattrone, age 56, has served as one of our directors since November 2000. Mr. Quattrone has served in several capacities for General Motors, including General Motors Powertrain Vice President — Global Human Resources since January 2006, as General North America Vice President — Human Resources from June 2001 to December 2005 and as General Director of Human Resources for General Motors North America Automotive Operations from 1995 to June 2001.
Kerry R. Hicks and David G. Hicks, one of our Executive Vice Presidents, are brothers.
The Board of Directors recommends a vote “FOR” each of the above nominees.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
     Our Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to our corporate governance, are available on our website. In addition, our other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Compensation Committee, the Charter of the Nominating and Corporate Governance Committee and our Code of Conduct, are also available on our website. Stockholders may access these documents on the Investors page of our website at www.healthgrades.com/investorrelations.
Board of Directors Independence
     The Board of Directors has determined that each of Mats Wahlström, Mary Boland, Leslie Matthews, M.D., and John Quattrone is an independent director within the meaning of the rules of the NASDAQ Stock Market, Inc. In addition, the Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors is also independent within the meaning of the rules of the NASDAQ Stock Market, Inc. and the SEC, including additional requirements relating to Audit Committee members.
     With respect to the independence of Mr. Wahlström, the Board considered his position as co-CEO of Fresenius Medical Care North America, with which we have an agreement that generates approximately $2.0 million in revenue annually. After reviewing the revenues from the agreement compared to our total revenues and the fact that Mr. Wahlström is not involved in any decisions related to the agreement, the Board of Directors concluded that he is an independent director.
Board of Directors and Board Committees
The Board of Directors held five meetings during 2008. Mary Boland, Kerry Hicks, Dr. Leslie Matthews, Michael Beaudoin, a former board member who resigned in August 2008, and John Quattrone attended the 2008 annual meeting of stockholders. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served. Our policy is that Board members attend each annual meeting of shareholders. All members of the Board attended the 2008 annual meeting of shareholders.
     Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee
     We have a separately-designated standing audit committee comprised solely of independent Board members. Our Audit Committee members are Ms. Boland (Audit Committee Chairwoman), Mr. Quattrone, Dr. Matthews and Mr. Wahlström. The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and non-audit services (other than prohibited non-audit services) performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the audited financial statements included in our filings with the SEC; oversees our compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
     The Board of Directors has determined that Mary Boland is an “audit committee financial expert” as that term is defined in SEC regulations, and that she and all members of our Audit Committee are independent within the meaning of the rules of the NASDAQ Stock Market, Inc.
     The Audit Committee operates pursuant to a written charter, which is available on our website at www.healthgrades.com, and met four times during 2008.
Compensation Committee
     The Compensation Committee is currently comprised of Mr. Quattrone (Chairman) and Ms. Boland, each of whom is an independent director. The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation programs in accordance with our compensation philosophy and strategy as well as approving executive compensation and equity plan awards. The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, comparisons to our annual operating budget as well as consultation with independent compensation consultants, as appropriate. The Compensation Committee also reviews and recommends to the Board of Directors compensation of our Board of Directors and committees thereof.
     The Compensation Committee operates pursuant to a written charter, which is available on our website at www.healthgrades.com, and met two times during 2008.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee is currently comprised of Dr. Matthews (Chairman), Ms. Boland, and Mr. Quattrone, each of whom is an independent director. The Nominating and Corporate Governance Committee recommends to the Board of Directors nominees for election as directors, the responsibilities of the committees of the Board of Directors, and each committee’s membership; oversees the annual evaluation of the Board of Directors and its committees; reviews the adequacy of our Corporate Governance Guidelines; and recommends other corporate governance-related matters for consideration by the Board of Directors.

     The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on our website at www.healthgrades.com, and met two times during 2008.
Consideration of Director Candidates
     Our Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for membership on the Board of Directors. Our Corporate Governance Guidelines and the Charter of the Nominating and Corporate Governance Committee provide that, in considering its recommendations of candidates for nomination, the Committee will seek individuals who evidence strength of character, mature judgment and the ability to work collegially with others. Our Corporate Governance Guidelines and the Charter of the Nominating and Corporate Governance Committee also provide that the Board of Directors should include directors who collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Therefore, in considering whether to nominate a person for election as a director, the Nominating and Corporate Governance Committee will consider the contribution such person can make to the collective competencies of the Board of Directors based on such person’s background. The manner in which the Nominating and Corporate Governance Committee evaluates potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. The process to identify nominees includes a review of relationships that Board members and executive management have, both directly and indirectly, with qualified individuals. Stockholders can recommend candidates for nomination by writing to the Corporate Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In accordance with our by-laws, in order to enable consideration of the candidate in connection with our 2010 annual meeting of stockholders, a stockholder must submit the following information no earlier than March 26, 2010 and no later than April 25, 2010: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to service as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Corporate Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Corporate Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Corporate Governance Committee.
Communications with the Board of Directors
     Stockholders and other interested persons may communicate with the Board of Directors by writing to the Board of Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or, if the communication is to be directed solely to the independent members of the Board of Directors, to Independent Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In addition, stockholders and other interested parties may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to Audit Committee, c/o

Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. Communications to the Board of Directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors. You can report your concerns to the Board of Directors or the Audit Committee anonymously or confidentially. Stockholders also can communicate with our Chairman and CEO, Kerry Hicks, or our Audit Committee Chairwoman, Mary Boland, via e-mail directly from the Investor Relations section of our website at www.healthgrades.com.
Code of Conduct
     We have a Code of Conduct applicable to all of our officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosures in periodic reports required to be filed by us; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters in the Investor Relations section of our website. A copy of the Code of Conduct is available on our website at www.healthgrades.com.
Compensation of Directors
     The Compensation Committee periodically reviews compensation for our non-employee directors. Annual compensation for each of our non-employee directors during 2008 as follows:
(i)	$18,750 cash, paid in quarterly installments; and

(ii)	5,000 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant.
     In addition to the annual compensation described above, the Audit Committee Chairwoman also receives 1,000 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant.

The following table shows the compensation of our non-employee directors for 2008.

	Fees
	Earned
	or Paid in	Stock	Option
	Cash(1)	Awards(2)	Awards(3)	Total
Name	($)	($)	($)	($)
John Quattrone (4) Chairman, Compensation Committee	18,750	25,970	—	44,720
Leslie Matthews, M.D. (5) Chairman, Nominating Committee	18,750	25,970	—	44,720
Mary Boland (6) Chairwoman, Audit Committee	18,750	49,045	—	67,795
J.D. Kleinke (7)	2,500	(8,182)	111	(5,571)
Michael Beaudoin (8)	7,500	(95)	—	7,405

(1)	This column represents the amount of cash compensation earned in 2008 for Board and committee service. Mr. Kleinke and Mr. Beaudoin resigned during 2008 and therefore received prorated cash compensation amounts.

(2)	The amounts in the stock awards column reflect the accounting charge taken in 2008 for outstanding unvested restricted stock awards (“RSAs”), and are not necessarily an indication of which directors received the most gains from previously granted equity awards. Accounting costs are determined, as required, under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”). For a more detailed discussion on how we calculate the fair value of our RSAs, refer to Note 10 to the consolidated financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The amounts in the option awards column reflect the accounting charge taken in 2008 for outstanding stock options, and are not necessarily an indication of which directors received the most gains from previously granted equity awards. Accounting costs are determined, as required, under SFAS 123(R). For a more detailed discussion on how we calculate the fair value of our stock options, refer to Note 10 to the consolidated financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	At December 31, 2008, Mr. Quattrone held options to purchase 150,000 shares of common stock and 7,500 unvested RSAs.

(5)	At December 31, 2008, Dr. Matthews held 7,500 unvested RSAs.

(6)	At December 31, 2008, Ms. Boland held 18,500 unvested RSAs.

(7)	Mr. Kleinke resigned as a director effective as of March 7, 2008. All of Mr. Kleinke’s unvested equity awards were forfeited upon such resignation.

(8)	Mr. Beaudoin resigned as a director effective as of August 22, 2008. All of Mr. Beaudoin’s unvested equity awards were forfeited upon such resignation.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent accountants.
     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
     The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence.
     The Audit Committee further discussed with the Company’s independent accountants the overall scope and plans for their respective audit. The Audit Committee meets periodically with the independent accountants, with and without management present, to discuss the results of their audit and quarterly reviews, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
Mary Boland (Chairwoman)
Leslie S. Matthews, M.D.
John J. Quattrone
Mats Wahlström

COMPENSATION OF EXECUTIVE OFFICERS
Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for our 2009 annual meeting of stockholders. This report is provided by the following independent directors, who comprise the committee:
John J. Quattrone (Chairman)
Mary Boland
Compensation Discussion and Analysis
Overview and History of Our Compensation Program
     The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation programs in accordance with our compensation philosophy and strategy as well as approving executive compensation and equity plan awards. The Compensation Committee Charter is available under Corporate Governance in the Investor Relations section of our website. The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, comparisons to our annual operating budget as well as consultation with independent compensation consultants, as appropriate.
     The elements of our executive compensation program include salary, annual cash incentives and equity-based awards. In early 2002, we granted stock options and provided equity purchase opportunities to our executives. At that time, we were not profitable and were seeking to conserve our cash resources. Accordingly, and in light of a continuing expense control program that effectively precluded meaningful salary increases or cash bonuses for executives and led to reductions in our staff, the Compensation Committee determined that option grants and equity purchase opportunities were the best available alternatives for encouraging executives to continue their employment with us and devote the substantial time and effort necessary to further develop our business.
     As a result of these equity grants, from 2003 through 2005 our general executive compensation philosophy was to provide modest salary increases, cash incentives based on the degree of improvement in our performance and no equity compensation. All of the equity awards granted to the majority of our Named Executive Officers (“NEOs”) in prior years were completely vested by the end of 2005. As such, during 2006, we issued additional equity grants to address both long-term incentives and retention of these key executives. In light of the passage of time since the 2002 equity awards and our continuing performance and growth, the Compensation Committee determined that it was appropriate to review our compensation philosophy. Following this review, and in conjunction with recommendations provided by an independent compensation consultant from Pearl Meyer & Partners, the Compensation Committee determined in 2006 make available to our NEOs, as well to other officers to be determined by means of a pool, a significant restricted stock grant. In addition, the Compensation Committee, in 2006, reinstated an annual equity grant program for the NEOs. Each annual equity grant for the NEOs is currently structured to vest over a four year period with a substantial portion of the vesting occurring in years three and four to encourage retention of these executives. For 2008, our NEOs were as follows: Kerry Hicks, President and Chief Executive Officer; Allen Dodge, Executive Vice President/Chief Financial Officer; David Hicks, Executive Vice President; Sarah Loughran, Executive Vice President; and Steven Wood, Executive Vice President.
     Effective July 1, 2008, we entered into an amended and restated employment agreement with our Chief Executive Officer, Mr. Kerry Hicks. The original employment agreement with Mr. Hicks included a provision for an annual salary increase based solely upon a cost of living adjustment. The principal revision with respect to the amended and restated employment agreement was to modify this provision such that the Board of Directors could, as it deemed appropriate, increase Mr. Hicks’ salary annually in an amount at its discretion and based upon the Board’s analysis of his performance. In addition, effective August 6, 2008, we entered into a confidentiality and non-competition agreement with Mr. Hicks. We entered into this agreement with Mr. Hicks to more clearly define our current business, extend Mr. Hicks’ noncompetition period to a period that is commensurate with, among other things, Mr. Hicks’ positions with the Company and his special experience with and knowledge of our business and provide Mr. Hicks with appropriate compensation for his noncompetition and other agreements.
Compensation Objectives
     The goal of our executive compensation program is to create value for our stockholders through a program that addresses both executive performance as well as retention. We design our executive compensation so that an individual’s total compensation is directly correlated with the performance of our company and, in some cases, individual performance. Our executive compensation program emphasizes performance-based annual cash incentives because they permit the Compensation Committee to provide incentive to our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the Board has set for the Company. In 2008, the performance metrics were revenue growth and pre-tax income. We believe these metrics are the same metrics that are most valued by our shareholders and therefore believe this approach aligns the interest of our NEOs’ appropriately with our stockholders.
     We seek to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance and retention. Although we periodically review competitive market compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on such data to determine executive compensation. As evidenced by our decision in 2006 to reinstitute equity grants to our executives, we continuously assess our compensation program in order to respond to and adjust for changes in our company, our performance and the business environment in which we operate.
The Elements of Our Executive Compensation Program
The elements of our executive compensation program are as follows:
•	Base salary

•	Annual cash incentive

•	Equity-based awards
Base salary
     Base salaries are used to provide a fixed amount of compensation for the executive officer’s scope of their responsibilities. The base salaries of two of our executives, Kerry Hicks, our Chief Executive Officer, and David Hicks, one of our Executive Vice Presidents, are governed by the terms of employment agreements between each of the executives and us. Salaries for the other NEOs are set at levels commensurate with the executive’s scope of responsibilities and effectiveness. Except for our two executive officers who are subject to employment agreements, the salaries of the NEOs are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary of these NEOs are based on an evaluation of the individual’s performance and level of responsibilities. With the exception of David Hicks, whose salary is set based upon his employment agreement, which includes a standard cost of living increase, as defined in his agreement, our Chief Executive Officer typically recommends annual salary increases for our NEOs to the Compensation Committee. Our Compensation Committee takes into consideration this recommendation prior to setting the annual base salaries.
Annual cash incentive
     Annual cash incentives are performance-based incentives that are designed to reward annual achievements that are aligned with what we believe are most relevant to our stockholders, company revenue growth and pre-tax income. Our annual cash incentive program provides additional cash compensation to our NEOs, only if, and to the extent that, performance criteria set by the Compensation Committee are met. For 2008, 50% of each executive officer’s potential cash incentive was tied to our annual revenues compared to our operating budget and 50% was tied to our annual pre-tax income compared to our operating budget. Executives are also eligible for an additional discretionary bonus determined by the Compensation Committee based upon each executive’s individual performance. Typically at the beginning of each year an annual discretionary pool is set that can be utilized for any employee, including our NEOs. At the end of each year, our Chief Executive Officer, in conjunction with our Chief Financial Officer, prepares a recommendation to the Compensation Committee as to how this pool should be allocated to the individual employees.
     For our 2008 cash incentive program, our Chief Executive Officer was eligible to receive a bonus of up to 95% (if the highest tiers were reached for both of the two financial targets as further described below), but not less than 45% of his base salary (if the lowest tier was reached for both of the two financial targets as further described below). All of our other NEOs were eligible to receive a bonus ranging of up to 45% (if the highest tiers were reached for both of the two financial targets as further described below), but not less than 15% of their base salaries (if the lowest tier was reached for both of the two financial targets as further described below). For our 2008 cash incentive program, each executive officer was eligible to receive the following:
•	No payment for the annual revenue target if our actual annual revenue was less than 80% of our annual operating budget; and no payment for the pre-tax income target if our actual pre-tax income was less than 80% of our annual operating budget;

•	A payment of approximately 47% for our Chief Executive Officer and 33% for each of the other NEOs, of the total potential incentive amount for the annual revenue target if our actual annual revenue was greater than 80% but less than 95% of our annual operating budget; and a payment of 40% of the total potential incentive amount for the annual pre-tax income target if our actual pre-tax income was greater than 80% but less than 95% of our annual operating budget;

•	A payment of 74% for our Chief Executive Officer and 33% for each of the other NEOs, of the total potential incentive amount for the annual revenue target if our actual annual revenue was greater than 95% but less than 110% of our annual operating budget; and a payment of 70% of the total potential incentive amount for the annual pre-tax income target if our actual pre-tax income was greater than 95% but less than 110% of our annual operating budget;

•	A payment of 100% of the total potential incentive amount for the annual revenue target if our actual annual revenue was greater than 110% of our annual operating budget; and a payment of 100% of the total potential incentive amount for the annual pre-tax income target if our actual pre-tax income was greater than 110% of our annual operating budget.
Our targets are set each beginning with the lowest target which we believe there is a strong likelihood of achievement up to the highest tier which we believe will be a significant stretch to achieve. We achieved the first tier of the incentive payout in 2008 for both revenue and pre-tax income. Total revenue for 2008 was $39.7 million, which was above our first tier revenue target of $35.2 million. In addition, pre-tax income was $7.4 million, which was above our first tier target of $7.1 million.
     The salaries paid and the annual cash incentives awarded to the NEOs in 2008 are shown in the “Summary Compensation Table” presented below.
2009 Compensation
     For 2009, our NEOs received base salary increases of between 5% and 9%. In determining these percentages, the Compensation Committee considered each NEO’s 2008 performance and current market conditions for each position. In addition, the Compensation Committee also set annual cash incentive amounts for each NEO. For our Chief Executive Officer and our Chief Financial Officer, the targets were set based upon an increase in total revenue over 2008 as well as certain operating margin targets. Our Chief Executive Officer has the ability to earn between 20% and 81% of his base salary and our Chief Financial Officer has the ability to earn between 8% and 43% of his base salary with respect to the annual cash incentive amount. In addition, each of our other NEOs have targets based upon revenue increases in each of their respective business units over 2008. Each of our other NEOs has the ability to earn amounts ranging between 10% and 53% of their respective base salaries as an annual cash incentive.
New Executive Officers
     Effective March 9, 2009, Dr. Samantha Collier, formerly our Senior Vice President — Provider Services and Chief Medical Officer, was promoted to Executive Vice President, Chief Medical Officer. At such time Dr. Collier also became an executive officer. Dr. Collier’s base salary for 2009, effective March 9, 2009, is $225,000. In addition, Dr. Collier has the ability to earn incentive compensation up to 40% of her base compensation based upon the achievement of certain revenue targets of our provider services business (which includes our marketing and quality assessment and improvement products). In addition, Dr. Collier may earn up to an additional $15,000 in incentive compensation at the discretion of our CEO and the Compensation Committee. As part of her appointment to Executive Vice President, Dr. Collier was also granted 30,000 shares of restricted stock that will vest based on the achievement of certain revenue and operating metrics of the Company.
     Effective April 20, 2009, Wes Crews was appointed Chief Operating Officer. Mr. Crews’ annual base salary is $250,000. Mr. Crews is also entitled to receive an annual cash bonus of $30,000 payable in two equal installments on September 30 and December 31, 2009 and will be eligible to receive a target annual bonus, based on Mr. Crews’ individual incentive compensation plan, of up to 40% of his base salary, pro-rated from his date of hire of April 20, 2009. In addition, Mr. Crews will be granted 100,000 shares of restricted stock, effective May 1, 2009, that will vest in 10%, 20%, 30% and 40% increments on each of the first four anniversaries of the grant date. Mr. Crews will also be granted an additional 100,000 shares of restricted stock, effective May 1, 2009, that will vest based on the achievement of certain revenue and operating metrics of the Company. This grant will be effective upon approval of the Compensation Committee.
Equity Compensation
     In 2006, the Compensation Committee determined to make available to our NEOs, and to other officers to be determined by means of a pool, a significant restricted stock grant (the “Performance Grant”) as both a retention tool as well as a long-term incentive. This Performance Grant will vest solely upon the achievement of substantial performance conditions or upon a change in control, as described below. In order to effect this program and to retain the flexibility to grant shares of restricted stock, which were not allowed under our previous equity compensation plan, during 2006, the Board of Directors adopted, subject to stockholder approval, an amended and restated equity compensation plan. This plan was approved by our stockholders at our annual meeting in July 2006, and the awards under the Performance Grant were made on that date.

     The Compensation Committee also reinstituted an annual equity grant program during 2006. During 2008, our NEOs were granted additional restricted stock awards (“RSAs”) that will vest over a four year period as follows:
10% vesting in 2009;
20% vesting in 2010;
30% vesting in 2011; and
40% vesting in 2012.
     The vesting provisions are weighted toward future years to encourage retention of the NEOs. For the grants during 2008 to each NEO, see the table headed “2008 Grants of Plan-Based Awards” below. The Compensation Committee anticipates an ongoing annual grant of restricted stock to our NEOs with similar vesting provisions.
Post-Termination Compensation
     We have entered into employment agreements with two of our NEOs, including our Chief Executive Officer, who also entered into a noncompetition agreement that may provide certain compensation benefits in the event of termination. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a change in control. In addition, two other NEOs also have arrangements that would provide them with certain payments in the event the executive is terminated. See “Potential Payments upon Separation of Services” and “Employment Agreements” below for a description of these changes in control and severance benefits.
Equity Grant Practices
     We do not currently intend to issue additional stock options to the NEOs. For grants made in prior years, the exercise price of each stock option awarded to our executives under our equity compensation plan was the closing price of our common stock on the date of grant, which was typically the date of our annual meeting at which equity awards to senior executives were determined. We currently intend to provide our NEOs with an annual grant of restricted stock, to be granted at our annual meeting. We decided upon restricted stock in lieu of options because we believe that restricted stock more appropriately aligns our NEO’s incentives with that of our stockholders. The number of shares as well as vesting provisions will be determined by the Compensation Committee. Scheduling decisions with respect to our annual meeting are made without regard to anticipated earnings or other major announcements by the Company. Our equity compensation plan prohibits the repricing of stock options.
Tax Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to our Chief Executive Officer or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For 2008, the grants of restricted stock and the payment of annual cash incentives were designed to satisfy the requirements for deductible compensation.
Perquisites and Other Benefits
     Our NEOs, like our other employees, participate in various employee benefit plans, including medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs; and paid time off. On an annual basis, we contribute a 3% qualified non-elective contribution to the accounts of all employees, including the NEOs, under our retirement savings plan based on base salary up to the maximum allowed under Section 401(a)(17) of the Internal Revenue Code.
     For our Chief Executive Officer, we also pay an annual auto allowance as well as a fractional ownership interest in a suite at the Pepsi Center in Denver, Colorado. This ownership interest entitles our Chief Executive Officer to certain seats in the suite to a number of events that are held at the Pepsi Center throughout a calendar year. The majority of these tickets were given to our employees as a non-cash benefit. Also included as other compensation are amounts related to Board of Directors approved costs paid by us to improve the security of our Chief Executive Officer’s personal residence due to concerns surrounding an individual against whom, as more fully described in our Annual Report on Form 10-K Part I, Item 3, Legal Proceedings, Mr. Hicks has obtained a Permanent Civil Protection Order.
     See the table headed “Summary Compensation Table” below for more detail with respect to the amount of these benefits.
Potential Impact on Compensation from Executive Misconduct
     If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the offending party as it deems appropriate. Discipline would vary depending on the facts and circumstances, and may include termination of employment and seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on any restated financial results. We do not have any agreements or policies that would require such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Accounting for Stock-Based Compensation
     Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the provisions of SFAS 123(R).

Summary Compensation Table

     The following table summarizes the total compensation earned in fiscal years 2008, 2007 and 2006 by each of our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers in 2008.

					Non-Equity
				Stock	Incentive Plan	All Other
			Salary	Awards(1)	Compensation(2)	Compensation(3)	Total
Name and Principal Position	Year		($)	($)	($)	($)	($)

Kerry Hicks	2008		366,000	131,048	179,093	92,575	768,716
Chairman, President and	2007		328,311	76,613	140,500	56,675	602,099
Chief Executive Officer	2006		315,683	19,338	130,000	34,058	499,079

Allen Dodge	2008		213,200	49,143	41,980	6,396	310,719
Executive Vice President	2007		205,000	28,729	35,000	6,150	274,879
and Chief Financial Officer	2006		189,422	7,252	26,000	5,654	228,328

David Hicks	2008		227,791	49,143	34,169	6,834	317,937
Executive Vice President	2007		218,400	28,729	35,000	6,550	288,679
	2006		214,665	7,252	26,000	6,435	254,352

Sarah Loughran(4)	2008		227,136	49,143	34,070	6,814	317,163
Executive Vice President	2007		218,400	28,729	35,000	6,547	288,676
	2006		210,000	7,252	26,000	6,283	249,535

Steven Wood	2008		221,728	65,628	33,259	6,652	327,267
Executive Vice President	2007		213,200	45,170	35,000	6,391	299,761
	2006	(5)	98,557	14,503	5,000	1,656	119,716

(1)	The amounts in the stock awards column reflect the accounting charge taken in 2008, 2007, and 2006 for outstanding unvested RSAs, and are not necessarily an indication of which executives received the most gains from previously granted equity awards. Accounting costs are determined, as required, under SFAS 123(R). For a more detailed discussion on the compensation chares for our RSAs, refer to Note 10 within the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	This column represents the amounts earned by our NEOs under our annual cash incentive program in 2008 and paid in January 2009. A portion of the non-equity incentive plan compensation was paid out to certain NEOs as a discretionary bonus in 2009 for services performed in 2008, as follows: Kerry Hicks — $25,000 and Allen Dodge — $10,000.

(3)	For all of our NEOs, except our Chief Executive Officer, this column reflects amounts that we contributed to the accounts of the NEOs under our retirement savings plan. For 2008, with respect to our Chief Executive Officer, this column also includes a $15,000 auto allowance, $38,488 related to home security and $32,187 paid by us with respect to a fractional ownership interest in a suite at the Pepsi Center in Denver, Colorado. This ownership interest entitles our Chief Executive Officer to certain seats in the suite to a number of events that are held at the Pepsi Center throughout a calendar year. The majority of these tickets were given to our employees as a non-cash benefit.

(4)	Ms. Loughran resigned as Executive Vice President effective March 9, 2009. Ms. Loughran remains employed by us as our Vice President — New Product Development.

(5)	Mr. Wood began his employment with us on July 10, 2006.
2008 Grants of Plan-Based Awards
     The following table provides a summary of grants of plan-based awards made in 2008 to our NEOs.

		Estimated future Payouts
		Under Non-Equity
		Incentive Plan Awards(2)
				All other
				stock
				awards:	Grant Date
				Number of	Fair Value of
				shares of	Stock and
				stock or	Option
	Grant	Target	Maximum	units(3)	Awards(4)
Name	Date(1)	($)	($)	(#)	($)
Kerry Hicks	12/11/07	154,093	325,307
	7/1/2008			40,000	174,000
Allen Dodge	12/11/07	31,980	95,940
	7/1/2008			15,000	65,250
David Hicks	12/11/07	34,169	102,506
	7/1/2008			15,000	65,250
Sarah Loughran	12/11/07	34,070	102,211
	7/1/2008			15,000	65,250
Steven Wood	12/11/07	33,259	99,778
	7/1/2008			15,000	65,250

(1)	All awards were approved by our Compensation Committee.

(2)	Awards represent possible payment under the 2008 Cash Incentive Plan. Payments are based on specified target levels of revenue and pre-tax income, as described in the Compensation Discussion and Analysis.

(3)	This column represents the number of shares of restricted stock granted in 2008 to the NEOs. These shares vest and become exercisable over a four year period on the anniversary of the grant (10% in 2009, 20% in 2010, 30% in 2011 and 40% in 2012).

(4)	Stock awards are shown at their grant date fair value under SFAS 123(R). The fair value of each RSA is measured based on the closing price of our common stock on the date of grant. For a more detailed discussion on the valuation of RSAs, refer to Note 10 within the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at 2008 Year-End
     The following table provides a summary of equity awards outstanding at December 31, 2008 for each of our NEOs.

		Option Awards			Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market
							Number	or Payout
					Number	Market	of	Value of
					of	Value of	Unearned	Unearned
					Shares	Shares	Shares,	Shares,
		Number of			or Units	or Units	Units or	Units or
		Securities			of Stock	of Stock	Other	Other
		Underlying			That	That	Rights	Rights
		Unexercised	Option		Have	Have	That	That
		Options	Exercise	Option	Not	Not	Have Not	Have Not
	Grant	Exercisable(1)	Price	Expiration	Vested(2)	Vested(3)	Vested(4)	Vested(5)
Name	Date	(#)	($)	Date	(#)	($)	(#)	($)
Kerry Hicks	4/29/1999	475,000	0.5625	4/28/2009
	11/20/2000	260,000	0.6250	11/19/2010
	2/9/2001	61,719	0.7500	2/8/2011
	2/7/2002	1,493,104	0.1000	2/6/2012
	7/24/2006				28,000	57,680
	7/24/2006						431,348	888,577
	7/1/2007				36,000	74,160
	7/1/2008				40,000	82,400
Allen Dodge	7/31/2001	15,500	0.1700	7/30/2011
	2/7/2002	580,000	0.1000	2/6/2012
	7/24/2006				10,500	21,630
	7/24/2006						100,000	206,000
	7/1/2007				13,500	27,810
	7/1/2008				15,000	309,000
David Hicks	11/20/2000	100,000	0.6250	11/19/2010
	2/9/2001	24,940	0.7500	2/8/2011
	2/7/2002	800,000	0.1000	2/6/2012
	7/24/2006				10,500	21,630
	7/24/2006						115,000	236,900
	7/1/2007				13,500	27,810
	7/1/2008				15,000	30,900
Sarah Loughran	7/31/2000	100,000	0.8750	7/30/2010
	2/9/2001	16,369	0.7500	2/8/2011
	7/24/2006				10,500	21,630
	7/24/2006						157,136	323,700
	7/1/2007				13,500	27,810
	7/1/2008				15,000	30,900
Steven Wood	7/24/2006				21,000	43,260
	9/27/2006						30,000	61,800
	7/1/2007				13,500	27,810
	7/1/2008				15,000	30,900

(1)	All stock option awards are fully vested as of December 31, 2008.

(2)	All stock awards vest and become exercisable over a four year period on the anniversary of the grant date as follows: 10% on the first anniversary, 20% on the second anniversary, 30% on the third anniversary and 40% on the fourth anniversary.

(3)	The market value of the stock awards is based on the closing market price of our common stock on the NASDAQ stock market as of December 31, 2008, which was $2.06.

(4)	The equity incentive plan awards vest and become exercisable based on certain performance metrics as follows:
          Vesting in 25% increments upon achievement of:
•	Annual revenues of $60 million;

•	Annual revenues of $80 million;

•	Operating income of $18 million and 30% operating margin; and

•	Operating income of $25 million and 30% operating margin.
(5)	The market value of the equity incentive awards assumes all of the performance conditions have been satisfied and is based on the closing market price of our common stock on the NASDAQ stock market as of December 31, 2008, which was $2.06.
Option Exercises and Stock Vested in 2008
     The following table presents information for the NEOs on stock option exercises and stock awards vested in 2008, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
Kerry Hicks	—	—	12,000	48,120
Allen Dodge	28,000	38,850	4,500	18,045
David Hicks	200,000	479,500	4,500	18,045
Sarah Loughran	770,000	1,156,600	4,500	18,045
Steven Wood	—	—	7,500	29,565

(1)	The value realized on exercise is calculated as the difference between the closing price of our common stock underlying the options on the NASDAQ stock market on the date exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the closing price on the NASDAQ stock market of our common stock on the vesting date.

Potential Payments upon Separation of Services
     The following table presents the estimated value of the payments and other benefits that would be provided to each of our NEOs under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2008, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be materially different than the payments described below. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

					Involuntary
					for
					Good Reason
	Executive Benefit and	Voluntary	Involuntary Not For	For Cause	Termination (Change
	Payments Upon	Termination	Cause Termination	Termination	in Control)	Disability	Death
Name	Separation	($)	($)	($)	($)	($)	($)

Kerry Hicks	Compensation:(1)
	Salary	11,176	926,262	61,000	1,109,176	194,176	11,176
	Incentive Compensation	179,093	179,093	179,093	716,372	179,093	179,093
	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	214,240	—	—
	RSA-Performance	—	—	—	888,577	—	—
	Common Stock(9)	700,400	700,400	700,400	2,101,200	—	—
	Benefits & Perquisites(3)
	Health & Welfare Benefits	—	4,281	—	4,281	—	—
	Accrued Vacation Pay	54,548	54,548	54,548	54,548	54,548	54,548
Allen Dodge	Compensation:(4)
	Salary	6,560	113,160	3,255	113,160	3,255	3,255
	Incentive Compensation	41,980	41,980	41,980	41,980	41,980	41,980
	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	80,340	—	—
	RSA-Performance	—	—	—	206,000	—	—
	Benefits & Perquisites(5)
	Accrued Vacation Pay	31,113	31,113	31,113	31,113	31,113	31,113
David Hicks	Compensation:(1)
	Salary	7,009	272,765	44,974	690,382	120,905	7,009
	Incentive Compensation	34,169	34,169	34,169	136,676	34,169	34,169
	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	80,340	—	—
	RSA-Performance	—	—	—	236,900	—	—

					Involuntary
					for
					Good Reason
	Executive Benefit and	Voluntary	Involuntary Not For	For Cause	Termination (Change
	Payments Upon	Termination	Cause Termination	Termination	in Control)	Disability	Death
Name	Separation	($)	($)	($)	($)	($)	($)
	Benefits & Perquisites(3)
	Health & Welfare Benefits	—	5,433	—	5,433	—	—
	Accrued Vacation Pay	18,635	18,635	18,635	18,635	18,635	18,635
Sarah Loughran	Compensation:(6)
	Salary	6,989	6,989	6,989	6,989	6,989	6,989
	Incentive Compensation	34,070	34,070	34,070	34,070	34,070	34,070
	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	80,340	—	—
	RSA-Performance	—	—	—	323,700	—	—
	Benefits & Perquisites(5)
	Accrued Vacation Pay	24,151	24,151	24,151	24,151	24,151	24,151
Steven Wood	Compensation:(7)
	Salary	6,822	117,686	6,822	117,686	6,822	6,822
	Incentive Compensation	33,259	33,259	33,259	33,259	33,259	33,259
	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	101,970	—	—
	RSA-Performance	—	—	—	61,800	—	—
	Benefits & Perquisites(8)
	Health & Welfare Benefits	—	4,612	—	4,612	—	—
	Accrued Vacation Pay	12,212	12,212	12,212	12,212	12,212	12,212

(1)	This amount represents the base salary and incentive compensation due to the NEO under the employment agreement between us and the NEO. The salary component payment depends upon the type of separation event (e.g., change in control, for cause termination, voluntary termination) and varies from a minimum amount upon voluntary termination (which represents accrued salary as of December 31, 2008 related to 2008 service which had not been paid as of December 31, 2008) to a maximum of 300% of base salary upon termination without cause upon a change in control. The incentive compensation component is dependent upon the type of event and varies from a minimum amount (which represents the accrued incentive compensation as of December 31, 2008 related to 2008 service which had not been paid as of December 31, 2008) to a maximum of 300% of the accrued incentive compensation.

(2)	The RSA represents the value of the time-based vesting shares that would become vested upon a change in control, valued as of December 31, 2008. The performance restricted stock award (“RSA — Performance”) represents the value of the performance vesting shares that would become vested upon a change in control as of December 31, 2008. All of the RSAs, both time-based and performance, vest upon a change in control, regardless of whether or not the NEO is terminated.

(3)	The health and welfare benefits represent payment to be made in accordance with the NEO’s employment agreement. Accrued vacation pay represents amounts accrued for paid-time off earned, but not yet taken, as of December 31, 2008.

(4)	The salary amount represents the accrued salary for Mr. Dodge for 2008 as of December 31, 2008 that had not been paid as of December 31, 2008 for all separation events with the exception of an involuntary termination without cause or involuntary termination for good reason upon a change in control. For an involuntary termination without cause or termination without cause upon a change in control, Mr. Dodge would receive a payment equivalent to six months of his base salary. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2008 (related to 2008 incentive compensation which had not been paid as of December 31, 2008).

(5)	Accrued vacation pay represents amounts accrued for paid-time off earned, but not yet taken, as of December 31, 2008.

(6)	The salary and incentive compensation amounts represent the amounts accrued for salary and incentive compensation for 2008 service for Ms. Loughran that had not yet been paid as of December 31, 2008. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2008 (related to 2008 incentive compensation that had not been paid as of December 31, 2008).

(7)	The salary amount represents the accrued salary for Mr. Wood for 2008 as of December 31, 2008 that had not been paid as of December 31, 2008 for all separation events with the exception of an involuntary termination without cause or involuntary termination for good reason upon a change in control. For an involuntary termination without cause or termination without cause upon a change in control, Mr. Wood would receive a payment equivalent to six months of his base salary. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2008 (related to 2008 incentive compensation which had not been paid as of December 31, 2008).

(8)	The health and welfare benefits represent payment to be made in accordance with the NEO’s employment agreement. Accrued vacation pay represents amounts accrued for paid-time off earned, but not yet taken, as of December 31, 2008.

(9)	Common Stock represents amounts payable to Mr. Kerry Hicks as part of a Confidentiality and Non-Competition Agreement (the “Agreement”) between the Company and Mr. Hicks, effective August 6, 2008. As consideration for the covenants and agreements contained in the Agreement, Mr. Hicks is entitled to receive (a) upon a voluntary termination or termination for cause, 340,000 shares of common stock of the Company, or the cash equivalent or (b) upon change in control as a result of which separation of service occurs, 1,020,000 shares of common stock of the Company, or the cash equivalent. See “Employment Agreements” below for further details regarding the Agreement.
Employment Agreements
     Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996, as amended effective July 1, 2008. The initial term of the amended agreement is for three years through June 30, 2011. On the third and each successive anniversary of the effective date, the term shall be extended for an additional one year periods unless terminated by one of the parties. The agreement provides for Mr. Kerry Hicks to receive an annual salary of $366,000 for 2008. Our Board of Directors may increase, but not decrease, this annual salary at any time during the term of the agreement. In addition, the agreement provides for annual incentive compensation based on performance targets established by our Board of Directors.
     Mr. David Hicks is employed by us under an employment agreement dated as of March 1, 1996, as amended. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provides for Mr. David Hicks to receive an annual base salary of $227,791 for 2008, with cost of living increases for subsequent years. In addition, the agreement provides for annual incentive compensation up to 75% of his base salary based on performance targets established by the Board of Directors.

     Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality covenants.
Confidentiality and Non-Competition Agreement
     Effective August 6, 2008, we entered into a confidentiality and non-competition agreement with Mr. Kerry Hicks. In consideration of the covenants and agreements contained in the confidentiality and non-competition agreement, we agree to compensate Mr. Hicks as follows:
a)	Upon a voluntary termination or a termination with cause, we shall issue Mr. Hicks 340,000 shares of our Common Stock.

b)	Upon a change in control as a result of which a separation of services occurs we shall issue Mr. Hicks 1,020,000 shares of our Common Stock.

c)	If a change in control occurs and as a result of which Mr. Hicks remains employed with us or our successor in interest, we shall issue Mr. Hicks 1,700,000 shares of our Common Stock.
The principal covenants and agreements contained in the confidentiality and non-competition agreement are as follows:
•	During Mr. Hicks’ employment with the Company and for a period of three years following the termination of his employment with the Company for any reason, Mr. Hicks will not, directly or indirectly, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in developing, designing, producing, marketing, selling or rendering of products or services that are substantially similar to those produced, marketed, sold or rendered by the Company.

•	For the period commencing on the date of Mr. Hicks’ termination and ending two years later, Mr. Hicks will not directly or indirectly, hire or solicit any employee of the Company or encourage any employee to leave for any business whether or not a competitor of the Company.

CERTAIN TRANSACTIONS
Indemnification of our Chief Executive Officer
     For year ended December 31, 2008, we provided indemnification to our Chief Executive Officer, Kerry R. Hicks, for legal fees totaling approximately $700,000. The legal proceedings arose from loans that Mr. Hicks and three other executive officers provided to us in December 1999 in the amount of $3,350,000 (including $2,000,000 individually loaned by Mr. Hicks). These loans enabled us to purchase in December 1999 a minority interest in an internet healthcare rating business that has become our current healthcare provider rating and advisory services business. This purchase was critical to our business because we had agreed with the minority interest holder that if we failed to purchase the holder’s interest by December 31, 1999, we would relinquish control and majority ownership to the holder. In March 2000, the executive officers converted our obligations to them (including the $2,000,000 owed to Mr. Hicks) into our equity securities in order to induce several private investors to invest an aggregate of $14,800,000 in our equity securities.
     The executive officers personally borrowed money from our principal lending bank in order to fund the December 1999 loans to us. In early 2001, the bank claimed that Mr. Hicks was obligated to pay amounts owed to the bank by a former executive officer who was unable to fully repay his loan; Mr. Hicks denied this obligation. In October 2002, the bank sold the note to an affiliate of a collection agency (the collection agency and the affiliate are collectively referred to as the “collection agency”). Although the bank informed the collection agency in July 2003 of the bank’s conclusion that Mr. Hicks was not obligated under the former executive’s promissory note issued to the bank, the collection agency commenced litigation in September 2003 in Tennessee district federal court Tennessee to collect the remaining balance of approximately $350,000 on the note and named Mr. Hicks as a defendant. On motion by Mr. Hicks, the court action was stayed, and Mr. Hicks commenced an arbitration proceeding against the collection agency in October 2003, seeking an order that he had no liability under the note and asserting claims for damages. The bank was added as a party in March 2004.
     The bank repurchased the note from the collection agency in December 2003 and resold the note to another third party in February 2004, so that Mr. Hicks’ obligation to repay the note was no longer at issue. The remaining claims included, among others, claims by the bank against Mr. Hicks for costs and expenses of collection of the loan, claims by the collection agency against Mr. Hicks for abuse of process and tortious interference with the relationship between the bank and the collection agency, and claims by Mr. Hicks against the bank for breach of fiduciary duty and fraud, and against the collection agency for abuse of process and defamation. Mr. Hicks also commenced litigation in Colorado state court against the other parties, as well as two individuals affiliated with the collection agency (together with the collection agency, the “collection agency parties”), based on similar claims. That case was removed to federal court by the defendants. Mr. Hicks later filed an amended complaint against the collection agency parties in federal district court for abuse of process, defamation and intentional infliction of emotional distress. The federal district court determined that Mr. Hicks’ claims should be submitted to the arbitration proceeding, but in January 2005, the arbitrator stayed Mr. Hicks’ federal court claims and the collection agency’s claims against Mr. Hicks for abuse of process and tortious interference until the other pending claims were considered. An arbitration hearing was held in February 2005 on the other claims submitted by the parties.
     In April 2005, the arbitrator ruled that the collection agency was liable to Mr. Hicks in the amount of $400,000 for emotional distress and other maladies as well as attorneys’ fees in the amount of $15,587 with interest as a result of the collection agency’s abuse of process in initiating the action in Tennessee district federal court. The arbitrator determined that the bank had no liability.
     The collection agency sought reconsideration of the ruling by the arbitrator, who denied the request. Mr. Hicks filed a motion with the federal district court to confirm the arbitration award, and the court confirmed the award in October 2005. The collection agency appealed the federal district court’s confirmation of the arbitration award entered in favor of Mr. Hicks. In February 2007, the 10th Circuit Court of Appeals affirmed the district court’s confirmation of the April 2005 award entered in favor of Mr. Hicks. This award has not been paid to Mr. Hicks.
     The hearing on the remaining matters in the arbitration was held in February and March 2006. The arbitrator who heard these claims died unexpectedly a few days after the arbitration hearing concluded. A new arbitrator was appointed, and the remaining matters were again heard by the new arbitrator in October 2006. Final briefings on the remaining matters in the arbitration were concluded in April 2007. In May 2007, the arbitrator entered an award in favor of Mr. Hicks in connection with his claims of defamation and outrageous conduct. For these claims, the arbitrator awarded Mr. Hicks compensatory damages from the collection agency parties totaling $950,000. The arbitrator also awarded Mr. Hicks punitive damages totaling $950,000 against Daniel C. Cadle, Buckeye Retirement Co., LLC, Ltd and The Cadle Company and $10,000 against William Shaulis, Buckeye Retirement Co., LLC, Ltd. and The Cadle Company. Additionally, the arbitrator awarded Mr. Hicks prejudgment interest in the approximate amount of $300,000. With respect to the collection agency parties’ claims against Mr. Hicks, the arbitrator ruled in favor of Mr. Hicks. The arbitrator ruled against Mr. Hicks with respect to his abuse of process claim. In July 2008, the U.S. District Court confirmed the arbitrator’s May 2007 order and subsequent final award in favor of Mr. Hicks, with the exception of the award of prejudgment interest. This award has not been paid to Mr. Hicks. We do not know what other actions the collection agency parties may take, when Mr. Hicks will be paid the awards, or when we may receive reimbursement for any or all of the indemnification expenses we have incurred and continue to incur in these matters.
     On July 10, 2007, a U.S. District Court Judge entered an order precluding Daniel C. Cadle, one of the collection agency parties, from engaging in 13 acts that the arbitrator found to be outrageous. On July 20, 2007, a County Court Judge in Jefferson County, Colorado, entered a Permanent Civil Protection Order against Daniel C. Cadle. The Protection Order requires that Mr. Cadle stay at least 250 yards from Mr. Hicks, his residences and our headquarters. On July 26, 2007, Mr. Cadle appealed the Civil Protection Order entered by the County Court Judge in Jefferson County, Colorado, to the State District Court. On January 15, 2008, the State District Court affirmed the Civil Protection Order entered by the County Court. On December 2, 2008, the Colorado Supreme Court denied Mr. Cadle’s request for further review. Thus, the Permanent Civil Protection Order remains in effect.

     In July 2007, Mr. Hicks filed a motion for leave to file a second amended complaint and to refer claims to arbitration in which he alleged that certain of the collection agency parties, after the October 2006 arbitration hearing, continued to engage in conduct substantially similar to that upon which the arbitrator entered his compensatory and punitive damages order in May 2007. The collection agency parties opposed the relief sought by Mr. Hicks. On October 17, 2007, the court granted Mr. Hicks’ motion for leave to file a second amended complaint. A supplemental complaint asserting claims for defamation and outrageous conduct against certain of the collection agency parties was filed on October 29, 2007, in accordance with the court’s order. Those claims have been referred to arbitration. The claims Mr. Hicks asserts in the arbitration are for defamation and outrageous conduct against the collection agency parties. Mr. Hicks has filed motions to attempt to narrow the issues to be heard based upon the findings made by the arbitrator in his May 2007 ruling. The collection agency parties have raised claims against Mr. Hicks for abuse of process, “frivolous and spurious lawsuit” and “attorneys’ fees.” Mr. Hicks filed a motion to dismiss the counterclaims. All counterclaims have been dismissed voluntarily or by order of the Arbitrator, except the Buckeye Respondents’ counterclaim for abuse of process. The arbitrator has set the matter for hearing commencing on August 10, 2009.
     On October 7, 2008, the U.S. District Court entered judgment in favor of Mr. Hicks on both arbitration awards and certified the judgment as immediately appealable. The District Court reversed the Arbitrator’s Award of prejudgment interest. On October 14, 2008, the Clerk of Courts entered judgment as follows: in favor Mr. Hicks and against The Cadle Company, Buckeye Retirement Co., LLC. Ltd., jointly and severally, in the amount of $415,587; against The Cadle Company, Buckeye Retirement Co., LLC. Ltd., and Daniel C. Cadle, jointly and severally, for compensatory and punitive damages in the amount of $1.7 million; and against The Cadle Company, Buckeye Retirement Co., LLC. Ltd., and William E. Shaulis, jointly and severally, for compensatory and punitive damages in the amount of $210,000; with post judgment interest accruing at the legal rate of 1.59%. The collection agency parties have appealed the judgment to the 10th Circuit Court of Appeals and Mr. Hicks has appealed the denial of his award of prejudgment interest. Briefing before the 10th Circuit is to be completed in May 2009.
     On February 11, 2009, the U.S. District Court in Colorado permitted registration of the judgment in the Northern District of Ohio, where there are assets of the defendants. Mr. Hicks retained counsel in Ohio to collect on the judgment. On February 27, 2009, the collection agency parties posted a cash supersedeas bond in an amount exceeding $2.3 million with the U.S. District Court in Colorado. Should Mr. Hicks prevail in the appeal, he may collect the amounts due him from the bond.
     Our Board of Directors initially agreed to indemnify Mr. Hicks in December 2004. The determination to indemnify Mr. Hicks was based on, among other things, the fact that the dispute related to Mr. Hicks’ efforts and personal financial commitment to provide funds to us in December 1999, without which we likely would not have remained viable. Mr. Hicks has advised us that he intends to reimburse us for all indemnification expenses we have incurred and continue to incur, from the proceeds of any final awards paid to him, net of any income taxes payable by him resulting from the awards.

     By a letter to our Board of Directors dated February 13, 2006, Daniel C. Cadle, made allegations directed at us, Mr. Hicks, the attorneys representing Mr. Hicks in the arbitration and the late arbitrator. The principal allegations appear to be that we, Mr. Hicks, and the attorneys conspired to enter into an illegal arrangement with an account officer of the bank whose loan was the initial subject of the arbitration, without the bank’s knowledge, that enabled us to indirectly obtain funds from the bank and, in conspiracy with the late arbitrator, prevented the collection agency parties from reporting the alleged conduct to government authorities. Mr. Cadle threatened suit if he was not paid $10.3 million. We believe these allegations are absurd and completely without merit. To our knowledge, neither Mr. Cadle nor any of the other collection agency parties has sought to assert any such “claims” against us in the arbitration. We will vigorously contest any such litigation that may be brought against us by the collection agency parties.
     In addition, in September and October 2006, our Board of Directors and our counsel received communications from counsel to Daniel C. Cadle demanding a review of the indemnification payments made by us on Mr. Hicks’ behalf and raising certain other issues. In December 2006, Daniel C. Cadle filed a putative shareholder derivative complaint in the U.S. District Court for the District of Colorado against several of our current and former members of our Board of Directors, Mr. Hicks and our Chief Financial Officer (collectively, the “defendants”). Mr. Cadle alleged, among other items, that the defendants wasted and continued to waste corporate assets and opportunities by permitting the indemnification described above, that Mr. Hicks converted assets properly belonging to us and our stockholders to his own use and benefit by accepting the indemnification payments and that the defendants violated Colorado and Delaware state and federal law by concealing material information or making materially misleading statements in our quarterly and annual financial reports regarding these matters. Mr. Cadle sought a recovery to our company of the attorneys fees paid to indemnify Mr. Hicks, participatory damages to himself personally as well as any attorneys fees he incurred in this matter. Mr. Cadle also sought injunctive relief to prevent us from continuing to indemnify Mr. Hicks. In April 2007, the defendants filed a motion to dismiss the shareholder derivative complaint. The defendants’ motion to dismiss the shareholder derivative complaint was granted by the U.S. District Court in June 2007, and the plaintiff appealed the dismissal of the complaint to the 10th Circuit Court of Appeals. In April 2008, the 10th Circuit Court of Appeals affirmed the dismissal of the shareholder derivative complaint. In June 2008, the U.S. District Court denied our motion for attorneys’ fees in this case.
Other Related Party Transactions
     Mr. Wahlström is co-CEO of Fresenius Medical Care North America (“FMCNA”) and President and CEO of Fresenius Medical Services. The Company provides services to FMCNA pursuant to an Internet Agreement (the “Agreement”) which became effective June 1, 2008. Under the Agreement, FMCNA sponsors the physician-quality reports found on www.healthgrades.com of all practicing nephrologists. As consideration for the sponsorship, FMCNA pays the Company approximately $1.9 million annually.

Review, Approval or Ratification of Transactions with Related Parties
     The Company has a Code of Conduct that governs the procedures for approval of any related party transactions. The Audit Committee must review and approve any related party transaction, as defined in Item 404(a) of Regulation S-K, promulgated by the SEC, before it is consummated. The Audit Committee has reviewed and approved the related party transactions listed above.
AUDIT AND RELATED FEES
     Fees for all services provided by Grant Thornton LLP, our independent registered public accounting firm, for 2008 and 2007 were as follows:
Audit Fees
     The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, the effectiveness of our internal controls over financial reporting as of December 31, 2008 and 2007 and the review of the our financial statements included in the our quarterly reports on Form 10-Q filed during 2008 and 2007 were $288,055 for all work performed related to 2008 services and $270,463 for all work performed related to 2007 services.
Audit Related Fees
     There were no fees billed in 2008 or 2007 for assurance and related services rendered by Grant Thornton LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit Fees” above.
Tax Fees
     There were $24,729 and $0 fees billed in 2008 or 2007, respectively, for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning.
All Other Fees
     There were no fees billed in 2008 or 2007 for products and services provided by Grant Thornton LLP, other than the services referred to above.
     The Audit Committee reviews and approves in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. Pre-approval of audit and non-audit services that are not prohibited may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee. For 2008 and 2007, all audit fees were reviewed and approved in advance of such services.

INFORMATION CONCERNING INDEPENDENT AUDITORS
     The Audit Committee has selected Grant Thornton LLP to serve as our independent auditors for 2009. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and holders of more than 10% of our common stock to file reports of ownership of our securities and changes in ownership with the SEC.
     Based solely upon a review of such ownership reports and representation from our officers and directors, we believe that all filings required to be made during 2008 were made on a timely basis.
ADVANCE NOTICE PROCEDURES
     In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2010 annual meeting of stockholders must be given no earlier than March 26, 2010 and no later than April 25, 2010. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.
STOCKHOLDER PROPOSALS
     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2010 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 4, 2010.
SOLICITATION OF PROXIES
     We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees. We may also retain a proxy solicitation firm to assist in the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K
     We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Allen Dodge, Executive Vice President, Chief Financial Officer and Secretary, at Health Grades, Inc. located at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.
HOUSEHOLDING
     To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to securityholders who share the same address, unless otherwise requested. Any securityholder of record who shares an address with another securityholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or calling (303) 716-0041. Likewise, any stockholder of record who shares an address with another securityholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or calling (303) 716-0041.
     If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.
     The above Notice and Proxy Statement are sent by order of the Board of Directors.

Allen Dodge
Executive Vice President, Chief Financial Officer and Secretary

April 30, 2009

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PROXY	PROXY
HEALTH GRADES, INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 24, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Kerry R. Hicks and Michael Shanks, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.
     If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 on the reverse side hereof. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
HEALTH GRADES, INC.
June 24, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2009.
The Proxy Statement and the Annual Report
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08886
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

▄ 20500000000000000000 3	062409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Kerry R. Hicks O Leslie S. Matthews, M.D. O John J. Quattrone O Mary Boland O Mats Wahlstrom
2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF HEALTH GRADES, INC.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▄	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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